SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of March 18, 2020, by and among POWERUP LENDING GROUP, LTD. ("PowerUp"), a corporation formed and existing pursuant to the laws of the State of Virginia and having a principal place of business located at 111 Great Neck Road, Suite 216, Great Neck, New York 11021, AGRITEK HOLDINGS, INC. ("AGTK"), a corporation formed and existing pursuant to the laws of the State of Delaware and having a principal place of business located at 777 Brickell Avenue, Suite 500, Miami, Florida 33131, B. MICHAEL FRIEDMAN ("Friedman"), residing at 777 Brickell Avenue, Suite 500, Miami, Florida 33131 and OASIS CAPITAL LLC, ("Oasis") a Limited Liability Company formed and existing pursuant to the laws of the state of Puerto Rico and having a principal place of business at 208 Ponce de Leon Avenue, Suite 1600, San Juan, Puerto Rico 00918 shall be collectively referred to herein as the "Settling Parties".

WHEREAS, AGTK executed a convertible promissory note dated April 26, 2019 (the "April Note"), in the principal amount of $128,500.00 in favor of PowerUp pursuant to a certain Securities Purchase Agreement (the "April SPA") which provided for, among other things, conversion rights in and to AGTK's common stock; and

WHEREAS, AGTK executed a second convertible promissory note dated May 31, 2019 (the "May Note"), in the principal amount of $128,500.00 in favor of PowerUp pursuant to a certain Securities Purchase Agreement (the "May SPA") which provided for, among other things, conversion rights in and to AGTK's common stock; and

WHEREAS, AGTK executed a third convertible promissory note dated December 24, 2019 (the "December Note"), in the principal amount of $128,000.00 in favor of PowerUp pursuant to a certain Securities Purchase Agreement (the "December SPA") which provided for,

among other things, conversion rights in and to AGTK's common stock (collectively hereinafter referred to as the Notes and SPAs); and

WHEREAS, PowerUp alleged that AGTK defaulted in its obligation under the Notes by (1) failing to remain current in its filing obligations with the Securities and Exchange Commission ("SEC"), (2) substituted transfer agents, terminating VStock Transfer LLC ("VStock") and employing Action Stock Transfer Corporation ("Action") without obtaining a replacement Letter of Instructions and Authorization from the successor trustee ("T/A Letter"), and (3) failed to maintain sufficient share reserves as provided for in the Notes and SPAs, each of which constituted a default under the April Note, May Note and December Note; and

WHEREAS, due to the change of transfer agent, Action failed to recognize the existing T/A Letter between VStock and AGTK and as a result the share reserves which were established and held for the sole and exclusive benefit of PowerUp no longer existed; and

WHEREAS, based upon the foregoing, PowerUp served Notices of Default upon AGTK dated April 19, 2019 and March 9, 2020; and

WHEREAS, by virtue of AGTK's default, PowerUp is entitled to a default amount equal 200% of the outstanding principal balances owed together with default interest; and

WHEREAS, the April Note has been partially reduced by the use and implementation of the conversion process and there presently exists a remaining balance inclusive of default and interest in the sum of $61,021.36; on the May Note there presently exists a remaining balance of principal, default and interest of $276,348.93; and on the December Note there exists a remaining balance of principal, default and interest of $261,863.45, aggregating $599,233.74; and

WHEREAS, PowerUp on March 11, 2020 commenced an action entitled *PowerUp Lending Group, Ltd. v. Agritek Holdings, Inc., Michael Friedman a/k/a Barry M. Friedman,* in the

Supreme Court of the State of New York, County of Nassau, under Index No. 603834/2020 (the "Action") for enforcement of the Notes; and

WHEREAS, PowerUp by Order to Show Cause sought an Order, *inter alia,* restraining AGTK, Friedman and their agents from (i) interfering with prejudicing or impeding the efforts by PowerUp to convert the debt; (ii) directing AGTK to execute such documents necessary to effectuate the conversion process; (iii) directing AGTK, its agents, including Action and all future substitute or replacement transfer agents to issue free trading shares; (iv) enjoining and restraining AGTK and its agents from disposing of any shares of stock held for the benefit of PowerUp and to reestablish the reserve of stock for the Notes in the aggregate amount of 527,439,886; (v) enjoining and restraining AGTK and its agents from transferring, hypothecating, mortgaging, encumbering or otherwise affecting AGTK's shares of stock; and

WHEREAS, as a result of PowerUp's Motion on March 12, 2020 a Temporary Restraining Order was issued by the Nassau County Supreme Court (Steinman, J.) that pending the hearing and determination of the application AGTK and its present transfer agent were directed to segregate 527,439,886 shares of common stock of AGTK for PowerUp and were enjoined and stayed from issuing, transferring or disposing in any manner the common stock of AGTK until the PowerUp shares were segregated; and

WHEREAS, Oasis is desirous of acquiring the Notes and PowerUp is desirous assigning the Notes to Oasis and AGTK and Friedman consent to the assignment; and

WHEREAS, PowerUp, AGTK, Friedman and Oasis have elected to amicably resolve the Action without further litigation upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is

hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that the claims asserted in the Action are fully and finally settled upon the following terms and conditions:

1. Incorporation of WHEREAS Clauses. The WHEREAS Clauses set forth above are reiterated hereat and incorporated into this Agreement.

2. Settlement Amount. In full and final settlement of all claims asserted, or which could have been asserted, in the Action, AGTK and Friedman acknowledge that PowerUp has bona fide claims in the total aggregate amount inclusive of default amount in the sum of Five Hundred Ninety Nine Thousand Two Hundred Thirty Three and 74/100 Dollars ($599,233.74) (the "Debt Amount"). AGTK and Friedman hereby acknowledge the validity of the Debt Amount, without defense, reduction or setoff. PowerUp agrees to assign the Notes to Oasis pursuant to the terms and conditions of this Settlement Agreement for the total sum of Three Hundred Thousand Dollars ($300,000.00) (the "Assignment Amount"), provided that the Settlement Amount is received on a timely basis pursuant to the installment schedule contained in paragraph 3 below.

3. Installment Payment. Oasis agrees to pay to PowerUp the total Assignment Amount as follows:

(a) The sum of $100,000.00 to be received on or before Thursday, March 19, 2020;

(b) The balance of the Assignment Amount, to wit: $200,000.00 shall be paid in five (5) equal monthly installments of $33,333.33 to be received on or before the 19th day of each successive month thereafter commencing April through August 2020, and the sixth (6th) installment payment of $33,333.35 to be paid on or before September 19, 2020. Should any date contained in this subparagraph fall on a weekend or banking holiday, then the due date will be

deemed to occur on the next business day.

(c) All payments are to be paid via wire transfer on or before the dates designated in subparagraphs (a) and (b) above, by 4:00 p.m. (New York Time) (the "Deadlines") pursuant to the following wire instructions:

Bank Name:	Signature Bank
Bank Address:	26 Court Street, Brooklyn, NY
Routing Number:	026013576
Beneficiary Account No.	1502460028
Beneficiary:	PowerUp Lending Group, Ltd.
Mailing Address:	111 Great Neck Road, #216, Great Neck, NY 11021

Oasis shall be afforded three-days after the Deadlines ("Grace Period") in which to make the designated payment and should the designated payment not be received within the three-day period by PowerUp then this Agreement shall immediately become null and void, without the necessity of any notice, and of no further effect and the forbearance thereby be vacated and PowerUp shall be free to enforce its rights under the Notes and SPAs and to continue the litigation.

4. Assignment of Notes. The Notes dated April 26, 2019, May 31, 2019 and December 24, 2019 which are the subject of this Agreement shall be assigned by PowerUp to Oasis on a pro rata basis upon the receipt of each of the enumerated payments set forth in paragraph 3 above. The following represents a breakdown of the acquisitions of the respective Notes including principal, default and estimated interest for each installment payment. The calculation of interest and the allocation of default and interest is for illustration purposes only and the determination of the allocation and its inclusion in any notice of conversion is at the sole and exclusive discretion of Oasis.

Date & Payment Amount	Principal Acquisition	Interest & Default Amount
March 19, 2020 - $100,000.00	April Note - $0.00 May Note - $38,978.64	$61,021.36 $44,847.86
April 19, 2020 - $33,333.33	May Note - $33,333.33	$38,352.51
May 19, 2020 - $33,333.33	May Note - $33,333.33	$38,352.51
June 19, 2020 - $33,333.33	May Note - $22,854.70 Dec. Note - $10,478.63	$26,296.05 $10,958.64
July 19, 2020 - $33,333.33	Dec. Note - $33,333.33	$34,860.27
Aug.19, 2020 - $33,333.33	Dec. Note - $33,333.33	$34,860.27
Sept. 19, 2020- $33,333.35	Dec. Note - $50,854.71	$53,184.27
Total: $300,000.00	Total: $256,500.00	Total: $342,733.74

For illustration purposes, upon receipt of the initial payment of $100,000.00 due March 19, 2020, PowerUp will assign the April Note and $38,974.64 against the principal of the May Note, together with any default amount and interest due on that principal. Upon receipt of each monthly payment thereafter the sum of $33,333.33, PowerUp will assign $33,333.33 of principal of the May Note, together with any default amount and interest due on the principal being assigned. When the principal balance of the May Note has been fully assigned, then the remaining payments shall be applied against the principal balance of the December Note as indicated on the Schedule. Upon receipt of the final payment due under this Agreement and provided that all prior payments have been timely made, the balance of the December Note will be assigned to Oasis, together with

the default amount and interest which attaches to the balance. For the purposes of this Agreement, the Debt Amount shall be reduced by multiplying each payment made by Oasis pursuant to paragraph 3 above by 200% (the "Default Amount") with the exception of that portion of the initial payment to be applied to the acquisition of the May Note which payment of $61,021.36 will reduce the Debt Amount by 100%. All interest calculations are calculated through March 16, 2020.

5. Effectiveness of this Agreement. This Agreement shall be effective upon receipt of the following:

(a) A fully executed copy of this Agreement.

(b) A Letter of Instructions and Authorization executed by AGTK and Action reserving the sum of 200,000,000 shares in the aggregate for the sole and exclusive benefit of PowerUp and upon the Assignment of the Notes as provided for in paragraph 4 above for the benefit Oasis.

(c) The receipt of the initial payment of $100,000.00 by PowerUp as provided for in paragraph 3(a) above.

6. Forbearance by PowerUp. Upon receipt of the items specified in paragraph 5(a), (b), and (c), PowerUp will forbear from exercising any of its conversion rights pursuant to the Notes and SPAs, including but not limited to, taking any further steps to pursue the Action as identified above. However, should PowerUp fail to timely receive any of the installment payments of the Assignment Amount, then this Agreement shall be null and void and the forbearance provided for in this provision shall be vacated and PowerUp will be free to exercise all of the rights and remedies available to it, including but not limited to, pursuing both its conversion rights as well as continuing with the Action.

7. Conversion Rights.

(a) Should Oasis fail to pay the Assignment Amount by the Deadlines as extended, then the Parties agree that PowerUp shall retain all rights under the Notes and SPAs to convert the Debt Amount into common stock of AGTK pursuant to the terms and provisions of the Notes, Rule 144 and/or other applicable Securities Laws which enable PowerUp to obtain free trading and unlegended common stock.

(b) Should the Settlement Amount fail to be paid by the Deadlines as extended, and PowerUp utilizes the reserve shares and should additional shares of AGTK's common stock be necessary in order to repay the Debt Amount the proposed exchange (including the issuance of a common stock pursuant to this Agreement) is exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act").

8. Termination. In the event that Oasis defaults in the payment of the Assignment Amount as provided for in paragraphs 2 and 3 of this Agreement, the Parties hereby acknowledge that PowerUp is entitled to retain all monies received from Oasis and for which Oasis has received the appropriate assignment of a portion of the Notes as provided for above without any further obligation that Oasis and PowerUp may have to each other.

9. Dismissal of the Action. Upon the timely receipt and clearance of the payments to PowerUp as set forth in paragraph 3 above of this Agreement or upon payment of the Debt Amount as may be reduced, as provided for in paragraphs 2 and 7 of this Agreement, the Action shall be discontinued with prejudice, as against AGTK and Friedman.

10. Terms and Provisions of the Notes are Incorporated in this Settlement Agreement by Reference. All of the terms, provisions and conditions contained in the respective Notes, SPAs and the T/A Letter are incorporated into this Settlement Agreement by reference.

11. Retention of Jurisdiction. The Settling Parties request that this Court in the Action

shall retain jurisdiction to enforce this Agreement.

12. Non-Disparagement. AGTK and Friedman each agree not to make any critical, negative or disparaging remarks about Power Up, its officers, directors, agents, employees, attorneys, or representatives. Power Up agrees not to make any critical, negative or disparaging remarks about AGTK and Friedman.

13. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Settling Parties and supersedes and replaces all prior negotiations, proposed agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement supersedes and revokes all previous negotiations, arrangements, letters of intent, representations, whether oral or written, contracts and agreements between the Settling Parties, or their respective representatives, including but not limited to the Securities Purchase Agreement and the Note, or any other person purporting to represent the Settling Parties.

14. Modifications. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

15. Legal Representation. The Settling Parties acknowledge that they have retained independent counsel of their own choosing and that they have reviewed and discussed the terms and provisions of this Agreement with their counsel and that they are entering into this Agreement

freely and of their own will and have no coerced or promised anything in order to induce their signatures other than as is contained in this Agreement.

(a) PowerUp Lending Group, Ltd.
111 Great Neck Road, Suite 216
Great Neck, New York 11021
(516) 498-9890
Attention: Curt Kramer, CEO
Email: ckramer6@bloomberg.net

With a copy to:

Bernard S. Feldman, Esq.
Of Counsel
Naidich Wurman LLP
111 Great Neck Road, Suite 214
Great Neck, New York 11021
(516) 498-2900
Email: bernard@bsfpc.com

(b) Oasis Capital LLC
208 Ponce de Leon Avenue
Suite 1600
San Juan, Puerto Rico 00918
Attention: Adam Long, Managing Member
Email: adam@oasis-cap.com

(c) Agritek Holdings, Inc. and Michael Friedman
777 Brickell Avenue
Suite 500
Miami, Florida 33131
Attention: Michael Friedman
Email: wallstreetguy777@yahoo.com

16. Specific Representations:

(a) PowerUp represents and warrants that it has not sold, transferred or assigned the Note, or any portion thereof, and is holder thereof, subject to the terms of this Agreement.

(b) AGTK and Friedman represent and warrant that they have the full authority to

enter into this Agreement.

(c) Oasis represents and warrants that it has the full authority to enter into this Agreement.

17. General Representations. All parties acknowledge and represent that: (a) they have read this Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; (g) the consideration received by them has been actual and adequate; and (h) that they have the authority to enter into this Agreement.

18. Severability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

19. No Presumption Against Drafter. This Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.

20. No Waiver. The failure to strictly enforce any or all of the terms of this Agreement by any party hereto shall not be construed as and shall not result in a waiver of any party's right to strictly enforce any and all of the terms and conditions of this Agreement, despite the prior failure to strictly enforce the terms and conditions of this Agreement.

21. Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the State of New York, without regard to its choice of law principles.

22. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronic signatures shall be deemed original signatures for the purposes of this Settlement Agreement.

POWERUP LENDING GROUP, LTD.

By: ______________________
Name: Curt Kramer
Title: Chief Executive Officer

AGRITEK HOLDINGS, INC.

By: ______________________
Name: Michael Friedman
Title: Chief Executive Officer

____
Michael Friedman, Individually

____
OASIS CAPITAL LLC

By: ______________________
Adam Long, Managing Member